                                                                     Exhibit 2.2

                                      LEASE

         THIS LEASE (the "LEASE") is made as of July 31, 1997, between THE MONARCH MACHINE TOOL COMPANY, an Ohio corporation ("LESSOR"), whose address is 615 North Oak Street, Sidney, Ohio 45365, and MONARCH LATHES, L.P., an Ohio limited partnership ("LESSEE"), whose address is c/o Lucas Precision, Inc., General Partner, 13052 Coachman Drive, Chardon, Ohio 44024.

SECTION 1. GRANT OF LEASE. Lessor leases to Lessee, and Lessee leases from Lessor, upon the terms and conditions set forth below, the property (the "LEASED PREMISES") consisting of: (i) the real property located at 615 North Oak Street, Sidney, Ohio, as more particularly described in Exhibit A attached to and made a part of this Lease (the "LAND"), (ii) the buildings and all other improvements and appurtenances located thereon (collectively the "BUILDING"), (iii) all systems, fixtures, equipment, cranes, and other improvements now or in the future located on the Land, and (iv) all other rights and easements appurtenant to the Land, the Building and other improvements.

SECTION 2. TERM. The term of this Lease (the "Term") shall be for five (5) years commencing on July 31, 1997 and ending on July 31, 2002.

SECTION 3. RENT. Lessee shall pay Lessor as rent for the Leased Premises (the "Base Rent") during the Term the following amounts for the corresponding periods set forth below:

          1. from the commencement date of the Term to and including December 31, 1997, $161,439.74 per annum, payable in equal monthly installments, in advance, at the rate of $13,453.32 per month;

          2. from January 1, 1998 to and including December 31, 1998, $159,679.59 per annum, payable in equal monthly installments, in advance, at the rate of $13,306.63 per month;

          3. from January 1, 1999 to and including December 31, 1999, $157,919.24 per annum, payable in equal monthly installments, in advance, at the rate of $13,159.94 per month;

          4. from January 1, 2000 to and including December 31, 2000, $156,407.78 per annum, payable in equal monthly installments, in advance, at the rate of $13,033.98 per month;

          5. from January 1, 2001 to and including the end of the Term, $154,221.84 per annum, payable in equal monthly installments, in advance, at the rate of $12,851.82 per month.

The Base Rent shall be payable on the first day of each month during the Term to Lessor at its notice address or at such other place as Lessor may designate by written notice to Lessee. The Base Rent for any partial month at the beginning or end of the Term shall be prorated on a per diem basis and shall be payable in advance on the first day of the partial month.

SECTION 4. NET LEASE. Lessee shall pay all Base Rent and all other charges due under this Lease without notice or demand and without any deductions, set-offs, counterclaims or abatement, of any kind, except as specifically permitted hereby.

SECTION 5. CONDITION OF BUILDING. Except as otherwise provided in this Lease and the Asset Purchase Agreement (as hereinafter defined), Lessee accepts the Leased Premises "as is" and agrees that neither Lessor nor any of its agents or employees have made any other representations or warranties, either written or oral, express or implied, with respect to the condition, suitability, state of repair or zoning of the Leased Premises.

SECTION 6. ALTERATIONS. During the term of this Lease, Lessee, at its sole expense, may make interior, nonstructural alterations and improvements to the Building, but only if the plans for such alterations or improvements have first been approved by Lessor. Lessor's approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, Lessor acknowledges that Lessee intends to use and occupy approximately 70,000 square feet of the 450,000 square feet contained in the Building, and that Lessee may erect such walls, partitions, barricades, and similar improvements to effect this purpose and "winterize" the balance of the area that it does not plan to use in its business, including re-routing of, draining, and/or shutting off mechanical, electrical and plumbing lines and systems therein. Lessee shall make no exterior or structural alterations or improvements to any portion of the Leased Premises without Lessor's consent.

SECTION 7. LESSEE'S REPAIRS AND MAINTENANCE. During the term of this Lease, Lessee at its expense shall (a) provide all necessary maintenance, repairs and replacements of, and keep in good working condition and state of repair in accordance with applicable laws, codes and regulations, the non-structural, interior portions of the Building, except for normal wear and tear and obsolescence, and except for damage by fire or other casualty; (b) provide all necessary maintenance, repairs and replacements of, and keep in good working condition in accordance with applicable laws, codes and regulations, the water, gas, electrical, plumbing, heating, ventilating, air conditioning, and all other mechanical and utility systems and facilities serving the Leased Premises including all cranes, except that, with respect to repairs or replacements of such items that will in the aggregate cost more than $17,500 in any year (based on the year that commences on the commencement date of this Lease and each anniversary thereof, and prorated for any partial year if this Lease terminates on a date other than the last day prior to such anniversary date) ("MAJOR REPAIRS"), Lessee will be responsible only for the first $17,500 of the Major Repairs, and except for damage by fire or other casualty covered or that would normally be covered by replacement cost boiler and machinery insurance without deductibles, coinsurance or self-insurance, Lessor will be responsible for the excess; (c) keep the sidewalks, parking areas, and drives on or about the exterior of the Leased Premises in a clean, sightly and sanitary condition, free of ice and snow; and (d) keep all lawns mowed, shrubbery trimmed and the yards free of excessive weed growth, so that the lawns and yards shall at all times be maintained in a neat and presentable condition. Notwithstanding anything to the contrary herein, Lessor and Lessee acknowledge that portions of the Leased Premises may not be needed for the operations of Lessee or its permitted subtenants, and each party agrees with the other that it will not unreasonably withhold its consent to the deferral of maintenance where (i) the affected space is not occupied, (ii) the deferral will not result in damage, deterioration or an unreasonable safety hazard with respect to the Leased Premises or affect Lessee's use, occupancy and/or enjoyment of the balance of the Leased Premises and (iii) the maintenance is not required by applicable laws, codes or regulations. In addition, Lessee shall be responsible for any damage to the Leased Premises caused by the negligence or other tortious acts of Lessee, its employees, agents, contractors, licensees, or invitees, except as otherwise provided in Sections 14, 15, 16 and/or 24 hereof.

SECTION 8. LESSOR'S REPAIRS AND MAINTENANCE. During the Lease Term, except as provided in Section 7, Lessor shall, at its expense, (a) provide all necessary maintenance, repairs and replacement of, and keep in good working condition and state of repair in accordance with all applicable laws, codes and regulations, all structural portions of the Leased Premises, including, but not limited to, the roof, weight-bearing walls and columns, footings, foundations, and floor slabs, and (b) provide any Major Repairs of the systems, facilities, equipment and other property described in Section 7(b) and pay for the costs so incurred to the extent of the excess over $17,500 per year. The parties intend that the foregoing shall require that the roof be kept in such state of repair that water and the elements neither injure the contents of the Leased Premises nor interfere with the processes of production therein. To the extent that replacements (as opposed to ordinary maintenance and repairs, which are Tenant's responsibility) of sidewalks, parking areas or drives are required, Lessor shall provide the same at its expense. Lessor's obligations under this Section shall not be deemed to relieve Lessee to the extent Lessee is responsible under the last sentence of Section 7.

SECTION 9. USE OF PREMISES. The Leased Premises shall be used and occupied for the purpose of conducting a machine tool manufacturing, reconditioning and parts service business and general manufacturing and warehousing in accordance with applicable law, and for no other purpose or activity without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lessee shall not remove equipment from the Building except in compliance with applicable law.

SECTION 10. COMPLIANCE WITH LAWS. Except for any obligations that Lessor may have pursuant to (a) its repair and maintenance obligations under Section 8, or
(b) Article 19 "Environmental," and except as otherwise provided in this Lease, Lessee at its sole cost shall comply with and cause the Leased Premises to be in compliance with all laws, ordinances and regulations, and other governmental rules, orders and determinations, now or in force or subsequently enacted, whether or not presently contemplated (collectively "LEGAL REQUIREMENTS") applicable to Lessee's use and occupancy of the Leased Premises and all contracts (including insurance policies), agreements, covenants, conditions and restrictions applicable to the Leased Premises disclosed to Lessee pursuant to the Asset Purchase Agreement. Lessee may contest the application and validity of any Legal Requirements at its cost, provided that, during the pendency of any such contest, Lessee provides Lessor with adequate security against any loss, damage or liability to which Lessor may be subject as a result of Lessee's noncompliance with the Legal Requirement in dispute.

SECTION 11.  LIENS.

         11.1 Lessee will not create or permit to be created or to remain, and will promptly discharge, at its sole expense, any lien, encumbrance or charge upon the Leased Premises or upon Lessee's leasehold interest, of any person claiming under or through Lessee. This obligation includes, but is not limited to, any lien, encumbrance or charge that arises out of the use or occupancy of the Leased Premises by Lessee or by reason of any labor or materials furnished or claimed to have been furnished to Lessee or by reason of any construction, addition, alteration or repair of any part of the Leased Premises by Lessee.

         11.2 Nothing in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to any contractor, subcontractor, laborer, material man or vendor for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition or repair to the Leased Premises. Lessor gives notice that it will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding the Leased Premises or any part or interest in the Leased Premises through or under Lessee, and that no mechanic's or other lien for any such labor or materials shall attach to or affect Lessor's interest in the Leased Premises.

SECTION 12.  TAXES, ASSESSMENTS AND OTHER CHARGES.

         12.1 Lessee agrees to pay all "Taxes" (as defined below) levied or assessed against the Leased Premises that constitute a lien and are payable during the term of this Lease, but only a pro rata portion of the installments of Taxes that constitute a lien and are payable in the years in which the commencement and expiration dates of this Lease occur, such pro rata share to be determined as of the commencement and expiration dates based upon the actual number of days elapsed. If any special assessments are levied or assessed during the Term, Lessor shall elect to pay same in installments over the longest period therefor then available under applicable law. Lessee shall not be obligated to pay any installment of any special assessment that may be assessed, levied or confirmed during the term of this Lease, but does not fall due and is not required to be paid until after the expiration of this Lease, except for a pro rata share of the installments that constitute a lien during the Term but are payable following the expiration of this Lease. The parties intend that the taxes shall be prorated according to the dates that the taxes become payable, irrespective of the periods covered by the tax bills, and that the same method of tax proration shall be used at the commencement and termination of this Lease.

         12.2 As used in this Lease, the term "Taxes" means all ad valorem real estate taxes, assessments and levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever, that may be taxed, charged, assessed, levied or imposed and are payable at any time during the Term by any governmental authority upon or against (a) the Leased Premises (b) the rent or other sums payable by Lessee under this Lease, or (c) this Lease or the leasehold estate created by this Lease. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Lessor unless that tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy that Lessee is required to pay pursuant to this
Section 12, and then only to the extent of the substituted effect.

         12.3 Lessee shall pay the Taxes before any delinquency can occur. Proof of payment shall be delivered promptly to Lessor. If Lessee fails to pay any Taxes by the due date, then, in addition to any other remedy of Lessor, Lessor may (but shall not be obligated to) pay the same plus any penalties or interest, and Lessee shall reimburse Lessor for all amounts so paid within 5 days after Lessor notifies Lessee of the payment.

SECTION 13. UTILITIES AND SECURITY SERVICE. Lessee at its expense shall obtain and promptly pay for all utility services for the Leased Premises, including, but not limited to, electricity, gas, water, sewer, steam, telephone, and trash collection. In addition, Lessee at its expense may continue the security service for the Leased Premises or may, at its option, terminate such service and make its own arrangements. All utility services to the Leased Premises are and shall continue to be separately metered, and shall be billed directly to Lessee.

SECTION 14.  INDEMNIFICATION, PUBLIC LIABILITY AND PROPERTY DAMAGE.

         14.1 Lessee shall defend all actions against Lessor and any employee, officer, director or shareholder of Lessor (collectively, the "INDEMNIFIED PARTIES") with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Leased Premises or on adjoining streets or sidewalks, or connected with the use, condition or occupancy of any of the same, (ii) violation of this Lease by Lessee, or (iii) any act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees thereon; BUT EXCEPTING any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), suits, claims, demands or judgments of any nature (a) arising from the negligence or tortious acts of Lessor, and/or its employees, officers, directors or shareholders, (b) that Lessor is responsible for under the provisions of Section
19.4 hereof (relating to certain environmental matters), and (c) claims and liabilities waived by Lessor pursuant to Section 24 hereof.

         14.2 Lessor shall defend all actions against Lessee and any employee, officer, partner, director or shareholder of Lessee (collectively, "LESSEE'S INDEMNIFIED PARTIES") with respect to, and shall pay, protect, indemnify and save harmless Lessee's Indemnified Parties against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Leased Premises or on adjoining streets or sidewalks, as a result of the negligence or tortious acts of Lessor, and/or its employees, officers, directors or shareholders, (ii) violation of this Lease by Lessor, or (iii) any act or omission or Lessor or its agents, contractors, licensees or invitees thereon; BUT EXCEPTING any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses, suits, claims, demands or judgments of any nature (a) for which Lessee is liable as provided in Section 14.1, Section 19.3 or otherwise under this Lease, or (b) waived by Lessee pursuant to the provisions of Section 24 hereof.
         14.3 During the Lease term, Lessee shall keep in effect, at its expense, commercial general liability insurance against claims for personal injury, death or property damage covering the Leased Premises and adjoining streets and sidewalks and providing coverage with maximum limits of liability of not less than $2,000,000.00 for personal injury or death in any one occurrence, $2,000,000.00 in the aggregate per policy year, and $1,000,000.00 for property damage. With respect to this insurance, Lessor shall be an additional insured.

         14.4 Lessee's insurance policy shall contain, to the extent obtainable, an agreement by the insurer that it will not cancel the policy except after 10 days' prior written notice to Lessor, and that any loss otherwise payable under the insurance policy shall be payable notwithstanding any act or negligence of Lessor or Lessee that might, absent such agreement, result in a forfeiture of all or part of the insurance proceeds.

         14.5 Before Lessee takes occupancy of the Leased Premises, Lessee shall deliver to Lessor certificates of the insurance required to be maintained under this Section. Lessee shall also deliver to Lessor at least 10 days before the expiration date of each policy (or of any renewal policy), certificates for the renewal policies of this insurance.

         14.6 If Lessee fails to effect, maintain or renew any insurance provided for in this Lease, or to pay the premiums for the same, or to deliver to Lessor any required certificates, then, in addition to any other remedy available to Lessor, Lessor may

(but shall not be obligated to), upon 5 days' notice to Lessee, procure such insurance. Lessee shall reimburse Lessor for all amounts so paid within 5 days after Lessor notifies Lessee of this payment.

         14.7 Lessee shall have the right to insure and maintain all insurance coverages required hereunder under blanket insurance policies covering other premises so long as such blanket insurance policies comply with the provisions and amounts of insurance provided under this Lease. Furthermore, such policy or policies may contain such deductibles as Lessee may reasonably determine in accordance with sound business practices.

SECTION 15.  FIRE AND CASUALTY INSURANCE.

         15.1 During the Lease term, Lessor shall keep the Building and all other improvements now or in the future located on the Leased Premises insured against loss by fire and extended coverage perils and boiler and machinery, in such amount as Lessor deems appropriate consistent with its past practices. In addition, Lessor may obtain rent loss and other insurance reasonably required for the Leased Premises, all in form and substance and in amounts acceptable to Lessor.

         15.2 During the term of this Lease, Lessee shall reimburse Lessor for the amount of the premiums incurred by Lessor in carrying the insurance provided in Section 15.1. This amount shall be payable as additional rent within 10 days after Lessor notifies Lessee in writing of the sum due, and provides Lessee with a computation of that sum and copies of the insurance policy and premium bills upon which the computation is based. Lessee shall be responsible only for a pro rata share of any such premiums during any partial year in which this Lease commences or terminates, based upon the actual number of days during which this Lease was in effect as compared to the period covered by the insurance period. Lessor shall have the right to insure and maintain the insurance coverages set forth in Section 15.1 above under blanket insurance policies covering other premises owned by Lessor so long as such blanket insurance policies comply with the provision and the amounts of insurance provided in this Lease. In the event Lessor maintains such blanket insurance policies, the premium shall be prorated between the Leased Premises and such other premises as may be covered thereunder by multiplying the annual cost per hundred dollars of property value covered thereby by the full replacement cost of the Leased Premises for insurance purposes, which is agreed to be $24 Million. In no event shall Lessee's reimbursement obligation under this Section 15.2 exceed $13,700 for the first 12 months of the Term. Lessor and Lessee agree to work together cooperatively and in good faith to limit all future increases in such amount. If in any year the amount of such premiums exceeds $17,000, that portion of the amount of such premiums that is in excess of $17,000 shall be divided equally between and paid by Lessor and Lessee. This obligation shall survive the expiration or termination of this Lease.

SECTION 16.  CONDEMNATION AND CASUALTY.

         16.1 Lessee irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee's interest in the Leased Premises (a) if the use or occupancy of or title to the Leased Premises, or any part of or interest in the Leased Premises, is taken, requisitioned or sold because of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (collectively, a "CONDEMNATION") or (b) if the Leased Premises are damaged or destroyed, in whole or in part, by fire, flood or other casualty (collectively, a "CASUALTY"). Lessor may appear in any proceeding, action, negotiation, prosecution or adjustment and negotiate, prosecute and adjust any claim for any award, compensation or insurance payment on account of any Condemnation or Casualty, and Lessor shall collect any award, compensation or insurance payment. All amounts paid in connection with any Condemnation or Casualty shall be applied pursuant to this Section 16, and all of those amounts (minus the reasonable and necessary expense of collecting such amounts) are referred to as the "NET PROCEEDS." Lessor may advance any reasonable and necessary costs and expenses in connection with any proceeding, action, negotiation, prosecution and adjustment. The reasonable and necessary costs and expenses so advanced by Lessor shall be reimbursed out of any award, compensation or insurance payment received. Lessee shall not be entitled to participate in any such proceeding, action, negotiation, prosecution or adjustment, provided that Lessee preserves its right to pursue a separate claim or claims as set forth in the following sentence. Nothing in this Lease shall impair Lessee's right to negotiate, prosecute, obtain and/or collect any separate award or payment relative to any of Lessee's lost profits, damage to Lessee's business, trade fixtures, equipment and personal property or Lessee's moving and relocation expenses, but in no event shall any claim of Lessee be based upon the value of Lessee's leasehold interest.

         16.2 After an occurrence of a Condemnation or Casualty, unless this Lease is terminated pursuant to the provisions of this Section 16.2 or Section
16.3 below, this Lease shall continue in full effect, and the Base Rent shall be equitably abated based upon the percentage of, and for the period of time that, the Leased Premises are rendered untenantable. In that event, Lessor shall, subject to the termination provisions provided below, rebuild, replace or repair any damage to the Leased Premises caused by such event so as to restore the Leased Premises (in the case of Condemnation, as nearly as practicable) to that which existed prior to such Casualty or Condemnation as the case may be. The work shall be commenced and completed in a prompt manner, subject to any delays due to matters beyond Lessor's reasonable control. Any Net Proceeds remaining after completion of the work to be performed by Lessor pursuant to this Section
16.2 shall be the sole property of Lessor.

         Following the occurrence of a Casualty or Condemnation, Lessor shall have the right to terminate this Lease upon 60 days notice to Lessee. In the event of termination, Lessor and Lessee shall be released from all further obligations under this Lease, and the Base Rent and other sums due under this Lease shall be prorated to the effective date of the termination.

         16.3 If (i) a Condemnation occurs and is of such a nature that the Building cannot be rebuilt so that upon completion Lessee may again use the Leased Premises without substantial interference or (ii) at any time during the Term, a Casualty occurs that will require repairs to the Building reasonably estimated by Lessor to cost more than 25% of the value of the Building, then, in either of these events, Lessee shall have the right to terminate this Lease by giving notice to Lessor within 60 days after the occurrence of the Condemnation or Casualty. In the event of termination, Lessor and Lessee shall be released from all further obligations under this Lease, and the Base Rent and other sums due under this Lease shall be prorated to the effective date of termination.

SECTION 17.  ASSIGNMENT AND SUBLETTING.

         17.1 Lessee shall not assign this Lease without the prior written consent of Lessor. If Lessor consents to any assignment, Lessee shall always remain primarily liable as a principal and not as a guarantor for the payment of the rent and all other sums due Lessor under this Lease, and for compliance with and performance of all of Lessee's covenants and conditions of this Lease. Any purported or attempted assignment of this Lease without Lessor's consent shall be void. Consent by Lessor to a particular assignment or other transaction shall not be deemed a consent to any other or subsequent transaction.

         17.2 In the event that, during any year of the Term of this Lease, the aggregate amount of rentals received by Lessee by subletting the Leased Premises, after deducting the applicable share of taxes, insurance, maintenance costs and similar items attributable to the subleased premises and not paid directly by the subtenants (the "Net Subletting Income") exceeds the amount of Base Rent payable by Lessee during such year, Lessee shall pay to Lessor within 30 days after the end of such year, as additional Base Rent, an amount equal to one-half of such excess of the Net Subletting Income over the annual Base Rent for the same period. Nothing contained in this Section 17.2 shall be construed to permit any subletting other than in accordance with Section 17.1.

SECTION 18. ENTRY. At all reasonable times and after reasonable notice to Lessee, Lessor may enter the Leased Premises for the purposes of inspecting them, assuring that Lessee is complying with the requirements of Exhibit C, performing any repairs and maintenance for which Lessor is responsible, and exhibiting the Leased Premises to prospective purchasers, mortgagees and tenants. Lessor's entries shall not unreasonably interfere with Lessee's business.

SECTION 19.  ENVIRONMENTAL.

         19.1 As used in this Lease, the terms "Materials of Environmental Concern," "Environmental Claims," "Environmental Laws," and "Hazardous Materials" shall have the respective meanings ascribed thereto in that certain Asset Purchase Agreement dated July 16, 1997 by and between Lessor and Lessee (the "ASSET PURCHASE AGREEMENT"), except that the term "Premises" used in such definitions shall mean the Leased Premises.

         19.2 During the Lease term, Lessee shall comply with all Environmental Laws insofar as the same relate to Lessee's use and occupancy of the Leased Premises and its business as conducted therein. Further, during the term of this Lease, neither Lessee nor any agent or party acting at the direction or with the consent of Lessee shall manufacture, use, treat, store, or dispose of any Hazardous Substance except (a) in quantities incidental to Lessee's primary use described in Section 9 and (b) in full compliance with all applicable Environmental Laws.

         19.3 Lessee covenants and agrees at its sole cost and expense, to defend, indemnify and hold harmless Lessor, its successors and assigns from and against, and shall reimburse Lessor, its successors and assigns for, any and all loss, claims, liability, damage, judgment, penalty, injunctive relief, action or cause of action incurred by or asserted against Lessor, and any cost or expense resulting therefrom, and arising in connection with or as a result of any one or more of the following (collectively, "ENVIRONMENTAL LOSS"):

         (i) Any existence, use, handling, storage, transportation, manufacture, release, threat of release, disposal, or arrangement for disposal of any Materials of Environmental Concern in, on, under or affecting the Leased Premises during the occupancy thereof by Lessee which Materials of Environmental Concern or events in respect thereof were created, arose or occurred during the occupancy of the Leased Premises by Lessee;

         (ii) Any failure of Lessee, its subtenants, or others claiming under Lessee (other than Lessor) to comply with any Environmental Laws during the occupancy of the Leased Premises by Lessee;

         (iii) Any investigation, inquiry, order, hearing, action or other proceeding by or before any governmental agency in connection with any release of a Material of Environmental Concern or non-compliance with Environmental Laws occurring or allegedly occurring in, on, under, from, or affecting the Leased Premises, which release or non-compliance arose or occurred during the occupancy of the Leased Premises by Lessee; and

         (iv) Any claim, demand or cause of action, or any action or other proceedings, whether meritorious or not, brought or asserted against Lessor, its successors, and/or assigns which relates to, arises from or is based on any of the matters described in clauses (i) through
                  (iv) of this Section 19.3.

But EXCEPTING (i) any and all claims, demands, losses, liabilities, damages, injuries, costs and expenses (including, but not limited to, reasonable fees and disbursements of attorneys, experts and consultants) paid or incurred by, or asserted against, Lessee, its subtenants and mortgagees, or any other party claiming by, through or under Lessee, for which Lessor is responsible pursuant to Section 19.4 hereof, (ii) any violations of Environmental Law and/or Environmental Claims that arise or occur during any period after possession of the Leased Premises is returned to Lessor by Lessee, and (iii) any liability or obligations relative to the presence of Hazardous Substances on any property, any violations of Environmental Law, and/or any Environmental Claims that arise or occur at any time out of the acts, omissions or negligence of the Indemnified Parties, all of which Lessor shall be and remain responsible and liable for.

         19.4 Lessor's responsibility for environmental matters concerning the Leased Premises shall be as set forth in Section 4.10 of the Asset Purchase Agreement, which is incorporated herein by this reference.

         19.5 Each party shall give immediate written notice to the other upon learning of: (i) any proceeding, inquiry, notice, or other communication by or from any governmental or non-governmental entity regarding the presence or suspected presence of any Hazardous Substance at, on, about, under, within, near or in connection with the Leased Premises; (ii) all claims, demands, suits and the like, whether by a governmental agency or otherwise, relating to the environmental condition of the Leased Premises; and (iii) the receipt of any notice or discovery of any information regarding any actual, alleged, or potential use, manufacture, production, storage, spillage, seepage, release, discharge, disposal or any other presence or existence or any Hazardous Substance at, on, about, under, within, near or in connection with the Leased Premises.

SECTION 20.  DEFAULT.

         20.1 If one or more of the following events ("defaults") shall happen and be continuing: (a) Lessee fails to make punctual payment of the rent or any other amount to be paid under this Lease by Lessee, and that failure continues for 10 days after notice from Lessor; (b) Lessee fails to perform or observe any other covenant or condition to be performed or complied with by Lessee under this Lease, and that failure continues for 30 days after notice by Lessor to Lessee; or if the breach is of such a nature that it cannot reasonably be cured or remedied within the 30 day period, Lessee fails to diligently commence to cure the same during the 30 day period, or does not thereafter, with reasonable diligence and in good faith, proceed to remedy or cure the same; (c) an attachment or execution is levied upon Lessee's property in the Leased Premises or Lessee's interest under this Lease that is not satisfied or released or stayed within 30 days of the levy; (d) Lessee files a petition in bankruptcy or a petition or answer seeking reorganization under the Federal Bankruptcy Code or any other applicable statute; or (e) an order is entered adjudicating Lessee a bankrupt or approving an involuntary petition seeking a reorganization of Lessee under the Federal Bankruptcy Code or any other applicable statute or appointing a receiver, trustee or conservator for all or any substantial part of the property of Lessee, and the order is not vacated or stayed within 60 days of such entry; then, and in any of these events, Lessor shall have the right, at its option, then or at any later time while the default is continuing, to give a written notice specifying a date on which this Lease shall terminate, and on that date, subject to the provisions of this Section relating to the survival of Lessee's obligations, this Lease shall terminate and expire.

         20.2 If any default has occurred and is continuing, then whether or not Lessor has terminated this Lease, Lessor may re-enter and take complete and peaceful possession of the Leased Premises, and, with or without process of law, remove all persons and all furniture, fixtures, equipment and other personal property located in the Leased Premises and owned or leased from third parties by Lessee ("LESSEE'S PROPERTY"), by force or otherwise, without being liable in damages. In that event, Lessee shall peacefully and quietly yield up and surrender the Leased Premises to Lessor and Lessee shall remain liable to Lessor as provided below.

         20.3 Lessee's obligation to pay the Base Rent and other charges under this Lease shall survive any termination of this Lease due to Lessee's default. In the event of any default, whether or not this Lease is terminated by Lessor, Lessor shall be entitled to recover all unpaid rent for the periods prior to the date of recovery of possession. In addition, Lessor shall be entitled to damages caused by Lessee's default, which damages may, at Lessor's election, be determined on the basis of the present value of all future rents that would have become payable under this Lease, less the present value of rent payments that Lessor could reasonably expect to receive by reletting the Leased Premises. As an alternative, Lessor may elect to recover monthly from Lessee the sum of (i) the current monthly installment of Base Rent and (ii) any amounts expended by Lessor to pay for taxes, utilities, insurance, maintenance, and all other costs required to be paid by Lessee under this Lease (the sum of items (i) and (ii) being referred to as the "MONTHLY DEFAULT PAYMENT"). Lessor shall use reasonable efforts to mitigate its damages and to relet the Leased Premises upon such reasonable market terms as Lessor deems advisable in its discretion, and Lessor shall be entitled to recover from Lessee all reasonable, necessary and customary costs incurred by Lessor in connection with any such reletting, including, but not limited to, brokerage commissions, but excluding costs of preparing and modifying the Leased Premises for the new tenant. Until the expiration of the Term of this Lease, Lessor shall be entitled to recover from Lessee monthly on the first day of each month the Monthly Default Payment less the net monthly rental (after deducting Lessor's expenses) received on account of reletting.

         20.4 No right or remedy conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given under this Lease, or now or at the future existing in law or in equity or by statute.

         20.5 If Lessor shall fail or refuse to pay any amount or to observe, perform and/or comply with any term, covenant, condition, provision or other obligation to be paid, observed, performed and/or complied with by Lessor under this Lease and said failure or refusal continues for 30 days after written notice by Lessee to Lessor; or if such failure or refusal (other than one that could be cured by the payment of money) is of such a nature that it cannot reasonably be cured or remedied within said 30-day period, Lessor fails or refuses to diligently commence to cure or remedy the same within said 30-day period, and/or does not thereafter, with reasonable diligence and in good faith, proceed to remedy or cure the same to completion (except that in the case of emergency involving immediate and serious danger to life, limb and/or property, as to which only such notice as is reasonable under the circumstances need be given), then in any of such events, Lessee shall have the right, at its option, then or at any later time while such default is continuing, to pay and/or perform said obligation on Lessor's behalf and may thereafter set off and deduct all amounts reasonably so expended from all rent and other amounts and charges due Lessor hereunder until recovered in full, and/or pursue any and all other rights and/or remedies available to Lessee under this Lease, at law, and/or in equity. Election of one such remedy shall not preclude the contemporaneous or subsequent pursuit of any other right or remedy.

SECTION 21. HOLDING OVER. Should Lessee remain in possession of the Leased Premises or any part thereof after expiration of the Term without the execution of a new lease, such holding over shall, in the absence of a written agreement to the contrary, be deemed to have created and be construed to be a tenancy from month-to-month at 125% of the monthly Base Rent payable during the last year of the Term, terminable on thirty (30) days written notice by either party to the other on the terms and conditions contained herein (except for the Term).

SECTION 22. SURRENDER. At the expiration of the Term of this Lease, Lessee shall yield the Leased Premises, including any improvements, additions and other leasehold improvements made by Lessee that cannot be removed without damage to the property of Lessor (unless Lessee repairs such damage to Lessor's reasonable satisfaction), to Lessor in the condition required to be maintained pursuant to this Lease, normal wear and tear, obsolescence, and damage by fire and other casualty excepted. By the expiration or earlier termination of this Lease, Lessee shall remove all of Lessee's Property from the Leased Premises and Lessee shall repair any damage to the Leased Premises caused by the removal of Lessee's Property. If Lessee fails to so remove Lessee's Property, Lessor may (but shall not be obligated to) remove Lessee's Property and store the same and repair all damage caused by the removal, all at Lessee's expense. In that event, Lessee shall reimburse Lessor for all costs and expenses incurred in the removal, the storage of Lessee's Property and the repair of the Leased Premises, within 5 days after Lessor notifies Lessee of the amount of the costs and expenses.

SECTION 23. NOTICES. Any notice required or permitted to be given to a party under the provisions of this Lease shall be in writing and shall be deemed given when received (or refused) if mailed by certified or registered United States mail, postage prepaid, return receipt requested, or by commercial overnight courier service that furnishes proof of delivery by receipt or otherwise, addressed as follows:

                Lessor:          THE MONARCH MACHINE TOOL COMPANY
                                 615 North Oak Street
                                 Sidney, Ohio 45365
                                 Attn: Richard E. Clemens, President

                Lessee:          Monarch Lathes, L.P.
                                 c/o Lucas Precision, Inc., General Partner
                                 13052 Coachman Drive
                                 Chardon, Ohio 44024
                                 Attn: Paul L. Gierosky, President

                With Copy to:    Marc H. Morgenstern, Esq.
                                 Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
                                 The Tower at Erieview, Suite 2600
                                 Cleveland, Ohio 44114

         Either party may, from time to time, change its notice address by similar notice to the other party at its then current mailing address, in accordance with the provisions of this Section.

SECTION 24. WAIVER OF LIABILITY AND SUBROGATION. Neither Lessee nor Lessor shall be liable for loss or damage caused by fire or other perils that could be covered or are normally covered by replacement cost insurance policies without deductibles, co-insurance or self-insurance that could be maintained or are required by this Lease to be maintained by the other party with respect to the Leased Premises, the Building or other improvements thereon, or any personal property contained in the same, and each party on behalf of itself and any insurer, waives all claims and rights of subrogation against the other with respect to fire and all such perils. This waiver of claims and subrogation shall apply regardless of the negligence of either party and shall not be limited by the amount of insurance coverage.

SECTION 25. ESTOPPEL CERTIFICATE. When needed by Lessor in connection with mortgage financing or the sale of the Leased Premises, Lessee shall, within 10 days after request by Lessor, execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Lessor or Lessee or of amendments to this Lease or prepayments of rentals and (b) such other facts with respect to this Lease as Lessor may reasonably require.

SECTION 26. SUBORDINATION. Lessee agrees that its rights under this Lease shall be subordinate to the lien of any first mortgage or any other first lien resulting from any method of financing or refinancing now or in the future existing against all or part of the Leased Premises, and to any and all renewals, modifications, replacements, consolidations and extensions of the same. Lessee's obligation to subordinate this Lease is on the condition that the holder of such mortgage to which this Lease is to be subordinated, shall have executed and delivered to Lessee, an instrument in form and substance reasonably satisfactory to Lessee and its counsel, wherein such mortgagee shall agree that so long as Lessee is not in default hereunder, or if Lessee is in default, so long as the period for curing such default has not expired, neither Lessee's possession of the Leased Premises, nor the term of this Lease, nor any other right granted Lessee hereunder shall be affected should any such mortgagee commence an action to foreclose the mortgage held by it or any other action pursuant to its mortgage or otherwise, and that Lessee shall not be named as a defendant in any such action.

SECTION 27. OPTION TO TERMINATE. After July 31, 1998, Lessor shall have the option to terminate this Lease at any time during the Term by giving Lessee notice at least six (6) months in advance of the effective date of termination. If Lessor exercises this option, this Lease shall terminate on the date of termination specified in Lessor's notice in the same manner and with the same effect as though the term of this Lease expired on that date.

SECTION 28. LIABILITY OF LESSOR. If Lessor fails to perform any of its obligations under this Lease, and, as a consequence of this default, Lessee recovers a money judgment against Lessor, that judgment may be satisfied only out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Lessor in the Leased Premises, the rents, issues, income and profits arising therefrom, proceeds from the sale, and insurance and/or condemnation proceeds arising therefrom, and neither Lessor nor any of the shareholders, officers, directors or employees of Lessor shall be liable for any deficiency. In no event shall Lessee have the right to levy its execution against any property of Lessor other than its interest in the Leased Premises, the rents, issues, income and profits arising therefrom, proceeds from the sale, and insurance and/or condemnation proceeds arising therefrom. In the event of the sale or other transfer of Lessor's interest in the Leased Premises except as security for a loan, Lessor shall be released from all liability and obligations under this Lease that arise, accrue, mature, and/or relate to any period following the date that any assignee of Lessor shall execute and deliver to Lessee a written agreement in favor of Lessee assuming and agreeing to observe, perform, conform to and comply with all obligations and liability of Lessor under this Lease from and after the date of such assumption.

SECTION 29. BINDING EFFECT. Subject to the provisions of Section 17, this Lease and the covenants and agreements of the parties shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors and permitted assigns.

SECTION 30. PARTIAL INVALIDITY. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be held void, invalid or unenforceable, then the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held void, invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 31. NO WAIVER. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged. No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Lease shall be construed to be a waiver of any right or remedy in law or otherwise.

SECTION 32. HEADINGS, MEANING OF WORDS, ENTIRE AGREEMENT. The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended or modified only in a writing signed by both parties. All prior agreements or understandings with respect to the subject matter hereof between the parties, either oral or written, are merged into this Lease.

SECTION 33. QUIET POSSESSION. Lessor covenants that if Lessee shall pay the rent and discharge the obligations herein set forth to be performed by Lessee, Lessee shall have and enjoy, during the Term hereof, the quiet and undisturbed use, occupancy, possession and enjoyment of the Leased Premises, free of the claims of Lessor and all persons claiming by, through or under Lessor on and subject to the provisions of this Lease.

SECTION 34. MEMORANDUM OF LEASE. This Lease shall not be recorded, but, if requested by Lessor or Lessee, a Memorandum of Lease referring to this Lease and the date of execution hereof, setting forth the names of Lessor and Lessee and their addresses, a description of the Leased Premises, the term hereof and option to terminate, and the date of commencement of the term hereof, and such other and additional provisions hereof as may be required by law or mutually agreed to by Lessor and Lessee, shall be executed, attested and acknowledged, and may be recorded by either party. All costs attributable to the execution and recording of such Memorandum of Lease shall be charged to and paid by Lessee.

SECTION 35. BROKERS. Each party hereto covenants, warrants and represents to the other that there are no claims for brokers' commissions or finders' fees arising out of the covenanting party's acts in connection with the execution and delivery of this Lease, and such party agrees to indemnify, defend and hold the other party harmless from and against any and all liability which may arise from the inaccuracy of the foregoing statement.

         SIGNED as of the day and year first written above.

Signed and Acknowledged                    Lessor:
in the Presence of:

                                           THE MONARCH MACHINE TOOL
                                            COMPANY, an Ohio corporation

_______________________________            By_________________________________
                                           Its_________________________________

_______________________________

                                     Lessee:

                                     MONARCH LATHES, L.P.,
                                     an Ohio limited partnership

                                     By: LUCAS PRECISION, INC.,

                                           an Ohio corporation
                                     Its: General Partner

_______________________________           By:_____________________________
                                             Paul L. Gierosky, President

_______________________________           And by:__________________________
                                                 T. Kelley Coleman, Secretary

STATE OF OHIO         )
                      )  SS:
COUNTY OF __________  )

         The foregoing instrument was acknowledged before me this ____ day of __________, 1997 by ________________________________, __________________ of THE
MONARCH MACHINE TOOL COMPANY, an Ohio corporation, on behalf of the corporation.

                                     -----------------------------------
                                     Notary Public

STATE OF OHIO         )
                      )  SS:
COUNTY OF ___________ )

         The foregoing instrument was acknowledged before me this ____ day of __________, 1997 by Paul L. Gierosky, President and T. Kelley Coleman, Secretary of Lucas Precision, Inc., an Ohio corporation, on behalf of the corporation as General Partner of Monarch Lathes, L.P., an Ohio limited partnership.

                                     -----------------------------------
                                     Notary Public

Exhibit A - Legal Description

This Instrument Prepared By:
Robert M. Curry, Esq.
Thompson Hine & Flory LLP
2000 Courthouse Plaza, N.E.
Dayton, Ohio  45402
(937) 443-6511

                                      -20-